EXHIBIT 5.3

September 28, 2012

CBL & Associates Properties, Inc.
2030 Hamilton Place Blvd., Suite 500
Chattanooga, Tennessee 37421

Re:	CBL & Associates Properties, Inc.

Ladies and Gentlemen:

We have acted as counsel to CBL & Associates Properties, Inc., a Delaware corporation (the “Company”), and CBL & Associates Limited Partnership, a limited partnership formed under the laws of the State of Delaware (the “Operating Partnership”), in connection with the preparation of (i) the Company's registration statement on Form S-3 (Securities Act File No. 333-182515) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) and (ii) the Company's Prospectus Supplement, dated September 28, 2012, and accompanying Prospectus, dated July 3, 2012 (collectively, the “Prospectus”), relating to the public offering of an aggregate of 6,900,000 depositary shares (the “Depositary Shares”) represented by depositary receipts (the “Depositary Receipts”), each representing 1/10th of a share of the Company's 6.625% Series E Cumulative Redeemable Preferred Stock (the “Series E Preferred Shares”) (collectively, the “Offered Securities”). Any reference to the Prospectus shall be deemed to refer to and include any documents filed by the Company after the date of the Registration Statement under the Securities Exchange Act of 1934, as amended.

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate and other records and documents as we considered appropriate including, without limitation:

(1)	the Registration Statement and the Prospectus;

(2)	the Amended and Restated Certificate of Incorporation of the Company, as presently in effect;

(3)	the Amended and Restated Bylaws of the Company, as presently in effect;

(4)	the Fourth Amended and Restated Partnership Agreement of the Operating Partnership dated November 2, 2010, as amended and supplemented to date;

CBL & Associates Properties, Inc.
September 28, 2012

(5)
the Certificate of Incorporation and Bylaws of CBL Holdings I, Inc., a Delaware corporation which is a wholly owned subsidiary of the Company and serves as the General Partner of the Operating Partnership (“CBL Holdings I”), as presently in effect;

(6)	the Certificate of Incorporation and Bylaws of CBL Holdings II, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“CBL Holdings II”), as presently in effect;

(7)
that certain Underwriting Agreement, dated September 28, 2012, made by and among the Company, the Operating Partnership and Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters listed on Schedule A thereto (the “Underwriting Agreement”);

(8)
certain resolutions of the Board of Directors of the Company (a) duly adopted at a meeting held on June 1, 2012, relating to the filing of the Registration Statement and Prospectus and related matters and (b) duly adopted at a meeting held on September 10, 2012, relating to the Offered Securities and related matters, with a modification to the Term Sheet attached thereto duly approved by written consents of all of the directors of the Corporation, effective as of September 25, 2012, each as certified by the Secretary of the Company in the Certificate of the Secretary of CBL& Associates Properties, Inc. dated as of even date herewith (the “Secretary's Certificate”); and

(9)
certain resolutions of the Board of Directors of CBL Holdings I, duly adopted by unanimous written consent effective as of September 10, 2012, relating to the 6.625% Series E Cumulative Redeemable Preferred Units of limited partnership interest in the Offering Partnership issued to CBL Holdings II in exchange for the Company's contribution to the Operating Partnership of the proceeds from the sale of the Offered Securities, and related matters, as certified by the Secretary of the Company in the Secretary's Certificate.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, the authenticity of the originals of such latter documents, that the form and content of all documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered, and the enforceability of all documents submitted to us against parties other than the Company.

CBL & Associates Properties, Inc.
September 28, 2012

We have assumed that there has been no oral or written modification of or amendment to any of the documents we have reviewed, and there has been no waiver of any provision of any of such documents, by action or omission of the parties or otherwise. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company without independent verification of their accuracy.

We have also assumed:

(1)
that the Offered Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner and at the price stated in the Registration Statement and the Prospectus; and

(2)
that the Underwriting Agreement is complete or will be appropriately completed (including, without limitation, all amendments and exhibits thereto) and as executed, will be identical to the form we examined.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

the Offered Securities have been duly authorized for issuance by the Company, and that upon issuance and delivery in accordance with the manner stated in the Registration Statement and the Prospectus, the Offered Securities will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Husch Blackwell LLP under the caption “Legal Matters” in the Prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

This opinion is limited to matters governed by the General Corporation Law of the State of Delaware (the “Delaware Act”). This opinion is furnished to you solely for your information in connection with the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission. This opinion letter is rendered as of the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinions expressed herein.

Very truly yours,

Husch Blackwell LLP
/s/ Husch Blackwell LLP